Exhibit 5.1

300 North LaSalle Chicago, Illinois 60654	Facsimile:
312 862-2000 www.kirkland.com	312 862-2200

June 9, 2014

Clear Channel Communications, Inc.

200 East Basse Road

San Antonio, Texas 78209

Re:         Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Clear Channel Communications, Inc., a Texas corporation (the “Issuer”).

This opinion letter is being delivered in connection with the proposed registration by the Issuer of $850,000,000 in aggregate principal amount of the Issuer’s Senior Notes due 2018 (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2014, under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”.

The Exchange Notes are to be issued pursuant to the Indenture, dated as of May 1, 2014 by and between CCU Escrow Corporation (“Escrow Corporation”) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of June 6, 2014 by and between the Issuer and the Trustee (collectively, as amended or supplemented from time to time, the “Indenture”) pursuant to which the Issuer assumed the Existing Notes (as defined below). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s outstanding Senior Notes due 2018 (the “Existing Notes”), of which $850,000,000 in aggregate principal amount is outstanding on the date hereof and is subject to the exchange offer pursuant to the Registration Statement.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation and the bylaws of the Issuer, (ii) resolutions of the board of directors (or committee thereof) of the Issuer with respect to the issuance of the Exchange Notes, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as of May 1, 2014, by and among the Issuer, Escrow Corporation and Goldman, Sachs & Co., as representative of the several initial purchasers.

Hong Kong	Houston	London	Los Angeles	Munich	New York	Palo Alto	San Francisco	Shanghai	Washington, D.C.

Clear Channel Communications, Inc.

June 9, 2014

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Issuer) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Issuer). We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Issuer and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York and the State of Delaware.

We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture, and duly delivered to the holders thereof in exchange for the Existing Notes, the Exchange Notes will be binding obligations of the Issuer.

Clear Channel Communications, Inc.

June 9, 2014

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that the Exchange Notes will be binding obligations of the Issuer, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Cox Smith Matthews Incorporated, that the Issuer has the requisite corporate power to perform its obligations under the Indenture, that the Exchange Notes and the Indenture have been duly authorized, executed and delivered, and that the Exchange Notes and the Indenture do not conflict with, or require consents under, the laws of the State of Texas. We are not licensed to practice in Texas and we have made no investigation of, and do not express or imply an opinion on, the laws of such. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of New York or Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Sincerely,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP